Exhibit 23.02

CONSENT OF PINHEIRO NETO ADVOGADOS

We consent to the references to the name of our firm under the section “Service of Process and Enforcement of Judgments” in the Registration Statement (Form F-1) and related Prospectus of Braskem S.A. for the registration of Class “A” Preferred Shares in the form of American Depositary Shares.

São Paulo, April 6, 2004

PINHEIRO NETO ADVOGADOS

/s/ Henrique Lang

By Henrique Lang